NEWS RELEASE
May 3, 2002
FOR IMMEDIATE RELEASE

                                 RADIO ONE, INC.
                            COMPLETES THE ACQUISITION
                              OF WHTA-FM IN ATLANTA

 Acquisition enhances Company's presence in one of the largest African-American markets in the United States

Washington, DC - Radio One, Inc. ("Radio One" or the "Company") (NASDAQ: ROIAK and ROIA) announced today that it has completed the acquisition of the assets of WHTA-FM (formerly WPEZ-FM), licensed to Macon, Georgia (subsequently changed to Hampton, Georgia), from U.S. Broadcasting Limited Partnership ("USBLP"), for $55 million. The Company has been operating the station under a Local Marketing Agreement ("LMA") since the fourth quarter of last year.

Commenting on this acquisition, Radio One CEO and President Alfred C. Liggins, III said, "This LMA and subsequent acquisition have given us a very significant presence in one of the largest and fastest growing markets in the U.S. Atlanta is a great Urban radio market and our four station cluster allows us to deliver diverse programming to our listeners and a wide cross-section of consumers to advertisers. Furthermore, the recent ratings gains on these stations have been nothing short of amazing. With our ratings share almost three times that of our revenue share, our prospects in Atlanta are phenomenal!"

Radio One is the nation's seventh largest radio broadcasting company (based on 2001 pro forma revenue) and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States and programs five channels on the XM Satellite Radio Inc. system.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.